EXHIBIT 10(a)
2007 Management Incentive Plan General Terms
Authority
The Management Incentive Plan is established by the Board’s Executive Organization & Compensation Committee (the “Committee”) under the 1997 Long-Term Performance Plan.
Objective
The plan’s objective is to reward eligible participants for their contributions toward the company’s fiscal year business goals.
Participation
The plan’s participants are those employees of Applied Industrial Technologies, Inc. designated as participants by the Committee.
Eligibility for Awards
To be eligible for an award under the plan, assuming plan goals are met, a participant must comply with the terms and conditions of the 1997 Long-Term Performance Plan. In addition, except as provided in the 1997 Long-Term Performance Plan, the participant must be actively employed by Applied on June 30, 2006, except,
•	Participants retiring at age 55 or older under an Applied retirement plan are eligible for a prorated award based on date of retirement (calculated using number of quarters’ and partial quarters’ participation).
•	Participants whose employment ceases due to death or permanent and total disability are eligible for a prorated award based on date of termination (calculated using number of quarters’ and partial quarters’ participation).
Goals
The Committee establishes the plan’s goals. In the event of a stock split, then all goals based on per share measures shall be equitably adjusted to give proper effect to the split.

Other
The Committee has the authority, subject to the plan’s express provisions, to construe the plan, to establish, amend, and rescind rules and regulations relating to the plan, and to make all other determinations in the Committee’s judgment necessary or desirable for the plan’s administration.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the plan in the manner and to the extent it shall deem expedient to carry the plan into effect. All Committee action under these provisions shall be conclusive for all purposes.